Exhibit 99.1

Reykjavik, Iceland, May 1, 2006

deCODE genetics Announces First Quarter 2006 Financial Results

•                  R&D investment focused on advancement of drug development pipeline

•                  $140 million in cash and investments

deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended March 31, 2006. A conference call to discuss the quarter’s results and recent operating highlights will be webcast live tomorrow, Tuesday, May 2, at 8:00am Eastern Daylight Time/12 noon GMT/1pm British Summer time (details below).

Revenue for the first quarter 2006 was $10.1 million, compared to $9.5 million for the first quarter 2005. At March 31, 2006, the company had $15.9 million in deferred revenue, which will be recognized over future reporting periods.

Net loss for the first quarter 2006 was $20.3 million, compared to $16.9 million for the first quarter last year. The principal component of this increase is higher research and development expense related to clinical trials and preclinical development work in the company’s lead drug development programs. Reported results for the first quarter of 2006 also reflect the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment, (FAS 123R), resulting in a charge of $0.9 million, or $0.02 per basic and diluted share, for share-based compensation. Basic and diluted net loss per share was $0.37 for the first quarter 2006, compared to $0.32 for the year-ago period. At the close of the first quarter 2006, the company had approximately 55.5 million shares outstanding.

At March 31, 2006, the company had $140.3 million in cash and investments, compared to $155.6 million at December 31, 2005.

Research and development expense for proprietary programs was $14.9 million for the first quarter of this year, compared to $8.3 million for the first quarter 2005. This increase is the result principally of costs associated with the advancement of the company’s lead drug discovery and development programs.

Selling, general and administrative expenses for the first quarter 2006 were $5.3 million, compared to $4.2 million for the same period last year. The principal factor in this increase was share-based compensation expense resulting from the adoption of FAS 123R.

“deCODE is advancing the development of new drugs for a broad and growing range of major diseases, and I expect the coming weeks and months to be an exciting period in our growth as a biopharmaceutical company. By midyear we expect to begin enrollment in our Phase III trial for DG031; initiate a Phase II program for DG041 for peripheral artery disease (PAD); complete the analysis of the data from our asthma trial; and be well on the way towards an IND for DG051, our follow-on compound in heart attack. I believe our results for the past quarter demonstrate the fundamental advantage of our capabilities in human genetics: enabling us to discover and develop new drugs in major therapeutic areas, and to do so in a cost-effective manner,” said Kari Stefansson, CEO of deCODE.

Recent highlights include

Drug Discovery and Development

•                  Heart attack: DG031. deCODE is preparing for the launch of the Phase III outcome trial for DG031, its lead developmental compound for the prevention of heart attack, and expects to begin enrollment by the end of the second quarter of this year. To date we have identified and are evaluating more than 100 study sites and have taken delivery of 3.5 million tablets for the trial. The trial is being designed under a Special Protocol Assessment with the US Food and Drug Administration (FDA), and deCODE expects to begin recruitment shortly after the SPA process is completed. We aim to maximize the sensitivity and likelihood of success of the Phase III study by focusing it on the group at highest risk through the pathway targeted by the compound: African-American heart patients who carry the HapK variant of the gene encoding the leukotriene A4 hydrolase (LTA4H). Our gene discovery work has shown that while HapK modestly increases the risk of heart attack in people of European descent, African Americans with the HapK variant are at a more than a 250% increased risk of the disease. The gene variants deCODE has linked to heart attack appear to confer increased risk by raising the production of leukotriene B4 (LTB4), a potent mediator of inflammation expressed in atherosclerotic plaques. In Phase II trials completed last year, DG031 was shown to be well-tolerated and to reduce the production of LTB4 in a dose-dependent manner.

•                  Heart attack: DG051. We are conducting advanced preclinical work on a follow on compound for the prevention of heart attack. This compound targets leukotriene A4 hydrolase (LTA4H), which acts further down the same pathway modulated by FLAP, the target of DG031. In preclinical studies this compound, DG051, has been shown be a potent inhibitor of LTB4 production; is orally bioavailable; should allow for once-a-day oral dosing; and appears to have minimal potential for drug-drug interaction. We are on track to file an IND for DG051 by mid-year 2006.

•                  PAD: DG041. In February we concluded the Phase I clinical program for DG041, our compound for the treatment of peripheral artery disease (PAD), and are on track to begin a Phase II program by the end of the second quarter of this year.

•                  Asthma. We have concluded our Phase II clinical trial in asthma under a drug development alliance with the company whose compound we are testing. The study is examining safety and tolerability, as well as improvement in lung function and reduction in airway inflammation. We expect to finish the analysis of the data from this trial by the middle of this year.

•                  Pain: DG061. Exploiting our drug discovery work in PAD, deCODE is bringing forward a lead preclinical candidate, DG061, to meet the need for alternatives to the selective COX-2 inhibitors and other NSAIDs for the treatment of pain. Preclinical studies of DG061 demonstrate that it is orally active and efficacious in an animal model for pain. deCODE expects to file an IND on DG061.

Target Discovery

•                  Type 2 Diabetes. In January, deCODE reported the discovery of the most significant genetic risk factor for type 2 diabetes (T2D) found to date. More than one third of individuals in the populations studied carry one copy of the at-risk variant and are at an approximately 45% greater risk of the disease than are controls; 7% carry two copies and are at a 141% greater risk. The company is employing the discovery in its diagnostic and drug discovery programs in T2D.

About deCODE
deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery - our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information
A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss first quarter financial results and recent operating highlights, will be webcast tomorrow, Tuesday, May 2, at 8:00am EDT/12 noon GMT/1pm British Summer Time. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 827175.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

	For the three months ended March 31,
	2006	2005
	In thousands, except share and per share amounts (unaudited)
Revenue	$10,133	$9,523
OPERATING EXPENSES
Research and development – proprietary programs	14,890	8,275
Cost of revenue, including collaborative revenue	10,477	9,140
Selling, general and administrative	5,267	4,158
Total operating expense	30,634	21,573

Operating loss	(20,501)	(12,050)
Interest income	1,712	1,120
Interest expense	(1,716)	(2,389)
Other non-operating income and (expense), net	232	(3,617)
Net loss	$(20,273)	$(16,936)

Basic and diluted net loss per share:	$(0.37)	$(0.32)
Shares used in computing basic and diluted net loss per share	54,601,111	53,648,977

Condensed Consolidated Balance Sheet Data

	At March 31	At December 31,
	2006	2005
	In thousands, (unaudited)
Cash, cash equivalents, and investments	$140,296	$155,554
Total assets	198,662	206,758
Total liabilities	220,471	216,095
Total shareholders’ equity (deficit)	(21,809)	(9,337)

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.